Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 9, 2021 (September 7, 2021 as to the convenience translation described in Note 3 and share split in Note 34) relating to the financial statements of TDCX Inc. appearing in the Registration Statement on Form F-1 (No. 333-259361). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Singapore

September 30, 2021